Exhibit 99.3

FORM OF NOTICE TO STOCKHOLDERS WHO ARE ACTING AS NOMINEES

LIGHTING SCIENCE GROUP CORPORATION

To Brokers, Dealers, Custodian Banks,

Trust Companies and Other Nominees:

This letter is being distributed to brokers, dealers, custodian banks, trust companies and other nominees in connection with the rights offering (the “Rights Offering”) by Lighting Science Group Corporation (the “Company”) of units of the Company’s securities (the “Units”) pursuant to non-transferable subscription rights (the “Subscription Rights”) to all holders of record (“Holders”) of shares of the Company’s common stock, 6% Convertible Preferred Stock, Series B Preferred Stock and warrants to purchase its common stock (collectively, the “Eligible Securities”), as of January 15, 2010 (the “Record Date”). Each Unit will consist of one share of Series D Non-Convertible Preferred Stock (the “Series D Preferred Stock”) and that portion of a warrant (the “Warrant”) representing the right to purchase one share of the Company’s common stock at an exercise price of $6.00 per share. The Subscription Rights, Series D Preferred Stock and Warrants are described in the Company’s Prospectus, dated January     , 2010 (the “Prospectus”).

In the Rights Offering, the Company is offering an aggregate of up to 25,268,193 Units consisting of an aggregate of 25,268,193 shares of Series D Preferred Stock and Warrants representing the right to purchase up to an aggregate of 25,268,193 shares of common stock.

The Subscription Rights may be exercised at any time during the subscription period, which commences on January 20, 2010 and ends at 5:00 p.m., New York City time, on February 19, 2010, unless extended by the board of directors of the Company (as may be extended, the “Expiration Date”). No fractional Subscription Rights or cash in lieu thereof will be issued or paid. If applicable, the number of Subscription Rights distributed to each Holder will be rounded down to the nearest whole number in order to avoid issuing fractional Subscription Rights. Further, no fractional Units will be issued in the Rights Offering. If a Holder’s Subscription Rights will allow him or her to purchase a fractional Unit, he or she may exercise his or her Subscription Rights only by rounding down to and paying for the nearest whole Unit or by paying for any lesser number of whole Units.

As described in the accompanying Prospectus, each whole Subscription Right is exercisable, upon payment of $1.006 in cash (the “Subscription Price”), to purchase 1.8 Units (the “Basic Subscription Right”). Each Holder will receive one Subscription Right for each share of common stock held by such Holder or issuable to such Holder upon the conversion or exercise of 6% Convertible Preferred Stock, Series B Preferred Stock or warrants on the Record Date. Holders who fully exercise their Basic Subscription Rights will be entitled to subscribe for additional Units that remain unsubscribed as a result of any unexercised Basic Subscription Rights (the “Over-Subscription Rights”). The Over-Subscription Rights allow each Holder to subscribe for an additional amount equal to up to 200% of the Units for which such Holder was otherwise entitled to subscribe. If an insufficient number of Units are available to satisfy fully the Over-Subscription Right requests, the available Units will be distributed proportionately among Holders who exercised their Over-Subscription Rights based on the number of unsubscribed Units each Holder subscribed for under the Over-Subscription Right.

The Subscription Rights are evidenced by non-transferable subscription rights certificates (the “Subscription Certificates”) registered in your name or the name of your nominee.

The Company is asking persons who hold shares of the Company’s Eligible Securities beneficially and who have received the Subscription Rights with respect to those Eligible Securities through a broker, dealer, custodian bank, trust company or other nominee, as well as those persons who hold certificates of Eligible Securities directly and prefer to have such institutions effect transactions relating to the Subscription Rights on their behalf, to contact the appropriate institution or nominee and request it to effect the transactions for them. In addition, the Company is asking beneficial owners who wish to obtain a separate Subscription Certificate to contact the appropriate nominee as soon as possible and request that a separate Subscription Certificate be issued.

You will be required to certify to the Subscription Agent, in connection with the exercise of the Subscription Rights, as to the aggregate number of Units subscribed for pursuant to the exercise of the Basic Subscription Rights and the Over-Subscription Rights by you or the beneficial owners for which you are acting and, if applicable, whether the Basic Subscription Rights have been exercised in full by you or each beneficial owner for which you are acting.

Please take prompt action to notify any beneficial owners of Eligible Securities as to the Rights Offering and the procedures and deadlines that must be followed to exercise Subscription Rights.

All commissions, fees, and other expenses incurred in connection with the exercise of the Subscription Rights will be for the account of the Holder of the Subscription Rights, and none of such commissions, fees, or expenses will be paid by the Company. Enclosed are copies of the following documents:

1.	Prospectus;

2.	A form of letter that may be sent to your clients for whose accounts you hold Eligible Securities registered in your name or the name of your nominee;

3.	Form of Beneficial Owners Election Form which may be sent to beneficial owners of Eligible Securities;

4.	Form of Nominee Holder Certification for custodial and/or broker use.

A Holder cannot revoke the exercise of its Subscription Rights. Subscription Rights not exercised at or prior to 5:00 p.m., New York City time, on the Expiration Date will expire without value.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL MAKE YOU OR ANY OTHER PERSON AN AGENT OF THE COMPANY, THE SUBSCRIPTION AGENT OR THE INFORMATION AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE RIGHTS OFFERING, EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.

Any questions or requests for assistance concerning the Rights Offering should be directed to The Altman Group, the information agent, at (201) 806-7300 or reorg@altmangroup.com.

Very truly yours,

Lighting Science Group Corporation

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